Exhibit 99.1

For Immediate Release

Nov. 19, 2014

Concur Shareholders Approve Acquisition by SAP

BELLEVUE, Wash., and WALLDORF, Germany — Nov. 19, 2014 —Concur, Inc. (Nasdaq: CNQR) and SAP SE (NYSE: SAP), today announced that Concur’s shareholders approved SAP’s acquisition of Concur at the meeting of Concur’s shareholders held today. SAP and Concur anticipate the completion of the transaction on or about December 4, 2014, subject to the satisfaction or waiver of closing conditions, including those related to regulatory approval.

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About Concur

Concur is the leading provider of spend management solutions and services in the world, helping companies of all sizes transform the way they manage spend so they can focus on what matters most. Through Concur’s open platform, the entire travel and expense ecosystem of customers, suppliers, and developers can access and extend Concur’s T&E cloud. Concur’s systems adapt to individual employee preferences and scale to meet the needs of companies from small to large. For more information, visit www.concur.com.

About SAP

As market leader in enterprise application software, SAP (NYSE: SAP) helps companies of all sizes and industries run better. From back office to boardroom, warehouse to storefront, desktop to mobile device – SAP empowers people and organizations to work together more efficiently and use business insight more effectively to stay ahead of the competition. SAP applications and services enable more than 263,000 customers to operate profitably, adapt continuously, and grow sustainably. For more information, visit www.sap.com.

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to SAP are intended to identify such forward-looking statements. SAP undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect SAP’s future financial results are discussed more fully in SAP’s filings with the U.S. Securities and Exchange Commission (“SEC”), including SAP’s most recent Annual Report on Form 20-F filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

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